FEDERATED ANNOUNCES PLANS FOR FINGERHUT DOWNSIZING
Steps taken to increase cash flow and earnings of Fingerhut core catalog operation

                                      Contacts:
                                           Media - Carol Sanger
                                           513/579-7764
                                           Investor - Susan Robinson
                                           513/579-7780

FOR IMMEDIATE RELEASE

        FEDERATED ANNOUNCES PLANS FOR FINGERHUT DOWNSIZING
  Steps taken to increase cash flow and earnings of Fingerhut core catalog operation

     CINCINNATI, OHIO, October 13, 2000 -- Federated Department
Stores, Inc. announced today a significant downsizing of its Fingerhut core catalog operations in order to increase earnings and cash flow from this business.

     Ronald W. Tysoe, Federated vice chairman, said "We believe the best strategy for us to pursue at this time is to make the Fingerhut core catalog a smaller, profitable and financially more viable business. Extending credit more selectively will reduce sales, so expenses must be reduced significantly."


FINGERHUT RESTRUCTURING

     Approximately 550 positions will be eliminated in the restructuring, some by the end of October and the remainder in January. Reductions in staffing will occur across all functional areas, and will represent about 24 percent of the approximately 2,300 positions located primarily at Fingerhut's headquarters in Minnetonka, MN, its data center in Plymouth, MN and its e-commerce operation in Edina, MN. This restructuring is expected to save approximately $40 million annually in overhead expenses, starting in 2001.

     "The team at Fingerhut is committed to executing their restructuring plan," said Jeffrey Sherman, chairman of the Federated Direct division that encompasses Fingerhut and the company's other direct-to-customer catalog and e-commerce businesses. "In this process, we will be de-emphasizing all aspects of the Fingerhut operation that are not directly focused on supporting the primary Fingerhut catalog and the fingerhut.com website."

     Sherman noted, however, that the Arizona Mail Order, Figi's and Popular Club catalog operations, which are wholly-owned
Fingerhut subsidiaries, will continue operating with minimal impact from the Fingerhut downsizing.

FINANCIAL IMPACT ON FEDERATED

     As a result of the restructuring plan, Federated expects to incur one-time, pre-tax costs of $75-100 million related to the downsizing, which will be incurred in the third and fourth quarters of the fiscal year ending February 3, 2001. The company also will take a non-cash write down of goodwill and other assets that will total approximately $740 million on a pre-tax basis ($680 million after taxes) in the third quarter, which ends October 28, 2000. Included in that write down estimate is $60 million related to Fingerhut's Internet investments.

     James M. Zimmerman, Federated's chairman and chief executive officer, noted that excluding these restructuring charges, the company continues to expect operating losses of $20-70 million in the direct-to-customer segment for the fall season. Additionally, he said that the company's department stores, which produce about 90 percent of Federated's annual revenues, are financially and operationally strong and continue to outperform key competitors in most markets.

     "We are expecting significantly improved earnings performance for Federated in 2001, with earnings in the range of $4.00 to $4.25 a share," Zimmerman said, "and our longer term growth objective continues to be earnings-per-share growth of 13-15 percent."

     A fact sheet with further details on today's announcement is included as part of this release.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $17.7 billion. Federated currently operates more than 400 department stores in --33 states under the names of Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus, Macy's, Rich's and Stern's. Federated also operates the Fingerhut, Bloomingdale's By Mail, Macy's By Mail, macys.com and bloomingdales.com direct-to-consumer catalog and electronic commerce subsidiaries.

     All forward-looking statements contained in this release involve risks and uncertainties that could cause actual results to differ materially from those contemplated by those statements. Factors that could cause such differences include the risks associated with retailing generally, the sales impact of credit tightening and downsizing, the ability of the company to decrease credit defaults and reduce expenses, and transactional effects and other investment considerations described from time to time by the company in its filings with the Securities and Exchange Commission.

(NOTE: A FEDERATED CONFERENCE CALL WILL BE AVAILABLE ONLINE AT WWW.FEDERATED-FDS.COM. THE LIVE WEBCAST WILL BEGIN AT 10:45 A.M.
(ET) TODAY. PARTICIPANTS ARE ASKED TO PRE-REGISTER THROUGH THE FEDERATED WEBSITE. THE EVENT WILL BE ARCHIVED AND AVAILABLE FOR REPLAY BEGINNING APPROXIMATELY TWO HOURS AFTER THE COMPLETION OF THE LIVE CALL.)

FACT SHEET

WHAT FINGERHUT EMPLOYEES WILL SEE

- About 550 positions will be eliminated, primarily at Fingerhut's headquarters in Minnetonka, MN, its data center in Plymouth, MN, and the e-commerce building in Edina, MN. The result will be about 350 layoffs occurring in October 2000 and January 2001. The remainder is open positions that will go unfilled.

- Current employees will be evaluated for positions in the downsized organization through a Peer Group
    Analysis (PGA) process that will begin immediately.

- Employees being laid off will be eligible for separation packages that include severance pay, career transition services and a two-month continuation of medical benefits at employee rates.

- Fingerhut's management also is being restructured under President Michael Sherman. Fingerhut credit functions and call centers are reporting to Federated's
    Financial Administrative and Credit Services Group
    (FACS), as previously announced. Fingerhut systems are reporting to Federated Systems Group, and distribution centers to Federated Logistics and Operations.

- Going forward, Fingerhut will focus on increasing cash flow primarily from catalogs and e-commerce under the Fingerhut brand name.


WHAT FINGERHUT CUSTOMERS WILL SEE

- A smaller Fingerhut catalog and e-commerce site, with significantly fewer mailings and a more targeted approach that concentrates on Fingerhut's better customers.

- The Fingerhut core catalog will continue to focus on the lower- to moderate-income customer, but with tighter credit standards.

- Total inventory, as well as SKU counts, will be reduced in accordance with the anticipated new levels of business.

- Arizona Mail Order, Figi's and Popular Club catalogs will continue with minimal impact.

- Ancillary e-commerce sites wholly owned by Fingerhut either will be integrated into fingerhut.com or discontinued. These include myjewelry.com, outdoorspirit.com, atomicliving.com and andysauction.com. The andysgarage.com web site will be retained in the short term for liquidating close-out Fingerhut merchandise.

- Fingerhut will continue to de-emphasize non-retailing activities, such as Fingerhut Business Services Inc. (business-to-business fulfillment services), affiliated web sites and its e-commerce equity investment strategy.


FINANCIAL IMPACT - 2000/2001

2000
- A non-cash write down of goodwill and other assets totaling approximately $740 million pre-tax ($680 million after tax) in the third quarter of 2000. This estimate includes $60 million for the write down of the value of Fingerhut's Internet investments. While we do not expect it to change materially, the amount of the write down of goodwill and other assets is still being finalized.

- The write down of Fingerhut goodwill and other intangible assets will reduce amortization expense by approximately $7 million in the fourth quarter of 2000 and $28 million in fiscal 2001, of which $4 million and $15 million, respectively, is non-deductible for tax purposes. Going forward, annual amortization of goodwill and other intangibles for total Federated after this write down will be $57 million on an annual basis, of which $25 million is non-tax-deductible.

- One-time restructuring costs of $75-100 million related to Fingerhut restructuring, to be taken in the third and fourth quarters.

- Approximately half of this amount will come in cost of sales associated with the downsizing of inventories consistent with anticipated lower sales.

- Approximately 40 percent are expected to be cash costs and the remainder non-cash.

- Approximately $45-55 million of the total is expected to be booked in the third quarter, with the remainder in the fourth quarter.

- The Fingerhut credit delinquency trend currently is better than anticipated, appearing to have stabilized at around 21-22 percent. It is hoped that credit delinquencies will be at this level at year end versus earlier expectations of 24 percent, however, it is still too soon to know definitively. Additionally, the corrective actions that have been taken are more significant and so will have a more negative impact on the busines than originally anticipated. Therefore, expected operating losses for the direct-to-customer segment before the one-time restructuring charges continue to be in the range of $20-70 million for the second half of 2000.

2001

Direct-to-Customer Segment:
- Fingerhut core catalog sales are expected to be $850 million to $1 billion, compared to $1.4 billion for all of 1999. Total Fingerhut sales in 2001 are assumed to be $1.6 to $1.75 billion, which reflects double-digit growth anticipated at Arizona Mail Order, Figi's and Popular Club, and double-digit declines in the Fingerhut core catalog.

- Bloomingdale's and Macy's combined catalog and e-commerce sales are planned at $200 to $250 million.

- Earnings before interest and taxes (EBIT) in this segment are estimated to be between $25 and $100 million. This includes $40 million in overhead expense savings from the Fingerhut downsizing.

Department Stores:
- 2-2.5 percent comp-store sales increases, reflecting an anticipated slower economic growth rate.

- A total of nine new store openings, including the following eight announced locations: Macy's East in Willow Grove, PA; Macy's West in Montebello and Redding, CA; a Lazarus department store and a Lazarus furniture store in Easton, OH; Rich's in Stonecrest, GA; Burdines in Wellington, FL; and a Bon Marche in Wenatchee, WA.

- The segment EBIT as a percent of sales is expected to be relatively flat compared to 2000 levels.

Total Federated:
-   Earnings of $4.00 to $4.25 per share.

- Capital expenditures of $975 million, of which $875-900 million will be allocated to department stores.